EXHIBIT 10.32

INCOME CONTINUATION AGREEMENT

This Income Continuation Agreement (Agreement) is entered into as of the day of _______________, 2018 by and between Madison Gas and Electric Company, a Wisconsin corporation (MGE), and Jeffrey M. Keebler (Employee), and shall be effective as of December 1, 2018.  This Agreement supersedes any and all previous Income Continuation Agreements entered into by and between the Employee and MGE, including but not limited to such agreement which was effective January 1, 2012.

WHEREAS, MGE values the efforts, abilities, and accomplishments of the Employee, and recognizes that the Employee's future services as an Officer are vital to MGE’s continued growth and efficiency, and

WHEREAS, MGE, in order to retain the services of the Employee as an Officer and to compensate for these services, is willing to provide the Employee certain benefits, as set forth below.

NOW THEREFORE, it is mutually agreed that:

1.

Definitions.  Whenever capitalized and used in the Agreement, the following terms shall have the respective meanings stated below:

(a)

“Code” means the Internal Revenue Code of 1986, as amended.

(b)

"Designated Percentage" means the percentage under the table in Section 3(c), based on the age of the Employee in completed whole years and completed whole months on the date of his Separation from Service, Disability or death.

(c)

“Disability” means the Employee’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(d)

"Earnings" means "earnings" as defined in the Retirement Plan plus any amount deferred by the Employee under any nonqualified deferred compensation agreement with or plan of MGE and any amount payable pursuant to any severance plan, program or agreement with MGE.

(e)

"Final Average Earnings" means the average of the Employee's monthly Earnings for the 60 consecutive calendar month period for which the Employee has Years of Service Credit immediately before the Employee's date of Separation from Service, Disability or death. However, if as of the date of Separation from Service, Disability or death, the Employee has Earnings for less than 60 consecutive calendar months for which he has received Years of Service Credit, his Final Average Earnings shall be based on the number of consecutive calendar months during which he has such Earnings.

(f)

"Income Continuation Amount" means the monthly amount of the annuity payable to the Employee under this Agreement.

(g)

"Normal Retirement Date" means, where the Employee's 65th birthday occurs within the first 15 days of a calendar month, the first day of that month; otherwise, the first day of the month next following the Employee's 65th birthday.

(h)

"Officer" means an employee who has been named an officer of MGE by the board of directors of MGE.

(i)

"Qualified Plan Benefit Payable" means the monthly amount, if any, of the single life annuity payable to the Employee under the Retirement Plan on the later of age 55 or date of commencement of the Income Continuation Amount paid under this Agreement, as modified by Section 6(a), or of this Agreement, as applicable. If the Income Continuation Amount is payable under Section 4(c), the Qualified Plan Benefit Payable offset under 4(b)(2) will commence as of the first of the month following the former Employee’s attainment of age 55.

(j)

"Retirement Plan" means the Madison Gas and Electric Company Retirement Plan, revised effective January 1, 2011, and as amended thereafter from time to time.

(k)

“Separation from Service”  means a termination of services provided by the Employee to MGE, as determined by MGE in accordance with Treasury Regulation section 1.409A-1(h), but excluding a termination of services by reason of the Employee’s death or Disability.  In determining whether an Employee has experienced a Separation from Service, the following provisions shall apply:

(1)

Subject to part (2) below, an Employee’s Separation from Service shall occur when the Employee has experienced a termination of employment with MGE.  The Employee shall be considered to have experienced a termination of employment when the facts and circumstances indicate that the Employee and MGE reasonably anticipate that either:

(i)

no further services will be performed for MGE after a certain date, or

(ii)

that the level of bona fide services the Employee will perform for MGE after such date (whether as an employee or consultant) will permanently decrease to no more than 20% of the average level of bona fide services performed by such Employee (whether as an employee or consultant) over the immediately preceding 36-month period (or the full period of services to MGE if the Employee has been providing services to the MGE less than 36 months).

(2)

If the Employee is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Employee and MGE shall be treated as continuing intact, provided that the period of such leave does not exceed six months, or if longer, so long as the Employee retains a right to reemployment with MGE under an applicable statute or by contract.  If the period of a military leave, sick leave, or other bona fide leave of absence exceeds six months and the Employee does not retain a right to reemployment under an applicable statute or by contract, the employment relationship shall be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such six-month period.  In applying the provisions of this paragraph, a leave of absence shall be considered a bona fide leave of absence only if there is a reasonable expectation that the Employee will return to perform services for MGE.

(l)

"Ten-Year Certain and Life Annuity" means a series of equal monthly payments, payable for the life of the Employee, provided, that if the Employee dies before receiving 120 such payments, such payments shall continue to be paid to the Employee's beneficiary designated pursuant to Section 8 until the total number of such payments made to the Employee and such beneficiary equals 120.

(m)

"Years of Service Credit" means the Employee's "years of service" with MGE as defined in the Retirement Plan.

2.

Employee Services. Except as may be provided in any other agreement or contract between MGE and the Employee, either MGE or the Employee may terminate the Employee's employment or status as an Officer at any time and for any reason.

3.

Retirement.

(a)

Eligibility.  If the Employee's Separation from Service or Disability occurs on or after the date the Employee has attained age 55, the Employee will be deemed to have retired, and MGE will pay or cause to be paid to the Employee, with respect to the earlier to occur of such events, the Income Continuation Amount for a retired Employee in the form of a Ten-Year Certain and Life Annuity.

(b)

Amount. The Income Continuation Amount for a retired Employee is a monthly amount equal to:

(1)

the Designated Percentage of Final Average Earnings as shown in (3)(c) below, minus

(2)

the Qualified Plan Benefit Payable as described in Section 1(i),

(c)

Designated Percentages Table at Retirement.

ATTAINED AGE IN WHOLE YEARS AT RETIREMENT	PERCENTAGE OF FINAL AVERAGE EARNINGS
65+	65%
64	64%
63	63%
62	62%
61	61%
60	60%
59	58%
58	56%
57	54%
56	52%
55	50%

If the Employee’s Separation from Service or Disability is on a date other than his birth date, the Designated Percentage shall be prorated to reflect his age in completed whole years and in completed whole months, as follows: Completed whole months shall be reflected by determining the difference between the percentage attributable to the current age in years of the Employee and the percentage attributable to the age in years of the

Employee on his next birth date, multiplied by a fraction, the numerator of which is the number of completed whole months of age of the Employee (in excess of his age in completed whole years) and the denominator of which is 12.  The numerator for the proration shall be increased by one month if the Employee is retiring between ages 64 and 65 and has a birth date in the first fifteen days of the month (the “Normal Retirement Date”).  The sum of such prorated percentage (reflecting age in completed whole months) and the percentage attributable to age in completed whole years determined using the above table equals the Designated Percentage for the Employee.

(d)

Commencement. The Income Continuation Amount for a retired Employee shall be paid beginning on the first business day of the month coinciding with or next following the Employee's Separation from Service. Notwithstanding the foregoing, if on the date of the Employee’s Separation from Service the Employee is a “specified employee” within the meaning of Section 409A(a)(2) of the Code, such payment shall begin on the first business day of the seventh full month after the date of the Employee’s Separation from Service, and the first deferred payment shall include the aggregate amount that but for this sentence would have been paid to the Employee during the period between the Employee’s Separation from Service and the date on which the Income Continuation Amounts begin pursuant to this sentence.  The preceding sentence shall not apply to payments made on account of the Employee’s Disability.

4.

Early Termination.

(a)

Eligibility. If the Employee's Separation from Service or Disability occurs before the Employee has attained age 55, MGE will pay or cause to be paid to the Employee, with respect to the earlier to occur of such events, the Income Continuation Amount for a terminated Employee in the form of a Ten-Year Certain and Life Annuity.

(b)

Amount. The Income Continuation Amount for a terminated Employee shall be a monthly amount equal to:

(1)

the Designated Percentage of Final Average Earnings as shown in (4)(c) below, minus

(2)

the Qualified Plan Benefit Payable described in Section 1(i),

         (c)       Designated Percentages Table at Early Termination

ATTAINED AGE IN WHOLE YEARS AT EARLY TERMINATION	PERCENTAGE OF FINAL AVERAGE EARNINGS
54	47%
53	44%
52	41%
51	38%
50	35%
49	32%
48	29%
47	26%

If the Employee’s Separation from Service or Disability is on a date other than his birth date, the Designated Percentage shall be prorated to reflect his age in completed whole years and in completed whole months, as follows: Completed whole months shall be reflected by determining the difference between the percentage attributable to the current age in years of the Employee and the percentage attributable to the age in years of the Employee on his next birth date, multiplied by a fraction, the numerator of which is the number of completed whole months of age of the Employee (in excess of his age in completed whole years) and the denominator of which is 12.  The sum of such prorated percentage (reflecting age in completed whole months) and the percentage attributable to age in completed whole years determined using the above table equals the Designated Percentage for the Employee.

(c)

Commencement. The Income Continuation Amount for a terminated Employee shall be paid beginning on the first business day of the month coinciding with or next following the Employee's Separation of Service. Notwithstanding the foregoing, if on the date of the Employee’s Separation from Service the Employee is a “specified employee” within the meaning of Section 409A(a)(2) of the Code, such payment shall not begin before the first business day of the seventh full month following the date of the Employee’s Separation from Service, and the first deferred payment shall include the aggregate amount, if any, that but for this sentence would have been paid to the Employee during the period between the Employee’s Separation from Service and the date on which the Income Continuation Amounts begin pursuant to this sentence.  The preceding sentence shall not apply to payments made on account of the Employee’s Disability.

5.

Optional Forms. Instead of a Ten-Year Certain and Life Annuity, the Employee who is to terminate or retire and has received an election form may irrevocably elect prior to commencement of his Income Continuation Amount to receive his Income Continuation Amount in one of the following optional forms, which will be actuarially equivalent to the Ten-Year Certain and Life Annuity:

(a)

a reduced Ten-Year Certain and Life Annuity with 50 percent of the amount thereof payable to the surviving beneficiary for the beneficiary's lifetime beginning after the total of the payments to the Employee and the beneficiary equals 120; or

(b)

a reduced Ten-Year Certain and Life Annuity with 75 percent of the amount thereof payable to the surviving beneficiary for the beneficiary's lifetime beginning after the total of the payments to the Employee and the beneficiary equals 120; or

(c)

a reduced Ten-Year Certain and Life Annuity with 100 percent of the amount thereof payable to the surviving beneficiary for the beneficiary's lifetime beginning after the total of the payments to the Employee and the beneficiary equals 120.

For purposes of this Section 5, actuarial equivalence is determined using the same actuarial assumptions used to determine actuarially equivalent options in the Retirement Plan.

6.

Standard Death Benefit.  If the Employee dies  while actively employed by MGE, MGE shall pay to the Employee's spouse or designated beneficiary, as set forth below, monthly for 120 months, in an amount determined as follows:

(a)

With respect to an Employee who dies while actively employed by MGE, MGE shall pay to the Employee’s spouse or, if the Employee is not married on the Employee’s date of death, the Employee’s designated beneficiary, 100 percent of the Income Continuation Amount calculated under Section 3 of this Agreement as if:

(1)

in the case of an Employee who dies before his 55th birthday, the Employee had attained age 55 and incurred a Separation from Service on the first day of the month following the date of his death

(for the purpose of determining the Income Continuation Amount, including the Qualified Plan Benefit Payable);

(2)

in the case of an Employee who dies on or after his 55th birthday, the Employee incurred a Separation from Service on the first day of the month following his date of death; and

(3)

the Employee's Final Average Earnings are his Final Average Earnings on the date of his death.

(b)

  With respect to a former Employee who incurred an Early Termination and dies after Separation of Service, but before benefit commencement, the Ten-Year Certain and Life Annuity or the Optional Form of payment will be payable to the spouse or designated beneficiary.

Such monthly amounts shall commence on the first business day of the month following the date on which such spouse or designated beneficiary notifies MGE in writing of the death of the Employee, but no later than the last day of the calendar year following the year of death.  MGE may require such proof of the Employee's death as it deems advisable.

7.

Additional Death Benefit for Married Employees.  In the event that the Employee’s surviving spouse has received all 120 monthly payments to which such spouse is entitled under Section 6(a), such spouse shall be entitled to an additional benefit payable as a monthly annuity equal to 50 percent of the Income Continuation Amount the Employee would have received had the Employee survived until the commencement of the Income Continuation Amount.  Such monthly annuity shall commence on the first day of the month following the date on which such spouse receives his or her last payment pursuant to Section 6(a) and shall continue for the lifetime of such spouse.

8.

Designation of Beneficiaries. Upon signature of this Agreement, the Employee shall designate one person as his primary beneficiary. Such primary beneficiary shall, as applicable, be considered (1) the beneficiary for purposes of the lifetime survivor payments under the optional forms of benefit described in Section 5 and (2) the beneficiary who shall receive any payments remaining under the ten-year certain feature of this Agreement (including the death benefit described in Section 6).  The Employee may also designate one or more persons as his secondary beneficiary(ies). Such secondary beneficiary(ies) shall, upon the death of both the Employee and the primary beneficiary, receive any payments remaining under the ten-year certain feature of this Agreement (including the death benefit described in Section 6). The word "beneficiary" as used in this Agreement shall be subject to the provisions of this Section 8.

The Employee may change the designation of beneficiaries at any time upon written notice to MGE. If no beneficiary survives the Employee, then the remaining payments shall be made to the estate of the Employee. If the last beneficiary named dies after the Employee, but before the total number of payments to the Employee and his beneficiaries equals 120, then the remaining payments shall be made to the estate of the beneficiary last to die.

9.

Employee Violations. In the event that the Employee is convicted of a felony or judicially determined to have committed willful malfeasance, MGE can cause the payments hereunder to be forfeited.

10.

Change in Control.  If the Employee incurs a Separation from Service under circumstances that entitle the Employee to payment of severance benefits under the Severance Agreement, by and between the Employee and MGE, effective January 1, 2005 (and as amended from time to time), or any Severance Agreement by and between the Employee and MGE which replaces such Severance Agreement (Severance Agreement), then the following provisions shall be applicable:

(a)

Definition of “Cause”.  Section 9 shall be applicable only if the Employee shall be terminated on account of “Cause” as defined in the Severance Agreement.

(b)

No Further Amendment.  Section 12 shall be inapplicable, and no further amendment of this Agreement shall be made or effective.

11.

Unsecured Promise. The Employee, the Employee's spouse and designated beneficiary(ies) shall rely solely on the unsecured promise of MGE for benefits hereunder, and nothing in this Agreement shall be construed to give any party any right, title, interest or claim in or to any specific asset, fund, reserve, account or property of any kind whatsoever, owned by MGE or in which it may have any right, title or interest now or in the future; but the Employee, the Employee's spouse and designated beneficiary(ies) shall have the right to enforce a claim against MGE in the same manner as any unsecured creditor.

12.

Amendment.  MGE may at any time amend this Agreement in whole or in part; provided, however, that no amendment shall be effective to decrease any benefits hereunder, without regard to whether such benefits have accrued as of the date of such amendment. Nothing in this Section 12 shall be interpreted as limiting MGE's rights under Section 9.

13.

Anti-Alienation Provisions.  Neither the Employee, the Employee's spouse, nor the Employee's designated beneficiary(ies), entitled to payments hereunder, shall have any power to transfer, assign, anticipate, mortgage or otherwise encumber in advance, any of such payments, nor shall such payments be subject to any gift, devise or bequest or to seizure for the payment of public or private debts, judgments, alimony or separate maintenance, or be transferable by operation of law in event of bankruptcy, insolvency or otherwise.

14.

Successors to Parties. This Agreement shall be binding upon the parties hereto and upon the parties' successors.

15.

No Contract of Employment. Nothing contained in this Agreement nor any action taken hereunder shall be construed as a contract of employment or as giving the Employee any right to be retained in the employ or as an Officer of MGE.

16.

Applicable Law. The laws of the State of Wisconsin shall govern this

Agreement.

17.

Compliance With Section 409A of Code.  This Plan is intended to comply with the provisions of Section 409A of the Code, and shall be interpreted and construed accordingly.  MGE shall have the discretion and authority to amend this Agreement at any time to satisfy any requirements of Section 409A of the Code or guidance provided by the U.S. Treasury Department to the extent applicable to this Agreement.  By accepting this Agreement, the Employee agrees that no provision of this Agreement or any communications related to this Agreement shall be interpreted as guaranteeing the tax consequences or treatment of any amounts payable to the Employee under this Agreement.

IN WITNESS WHEREOF, MGE has caused this Income Continuation Agreement to be executed by a duly authorized officer of MGE and Employee has executed this Agreement as of the day and year first above written.

MADISON GAS AND ELECTRIC COMPANY

By:

EMPLOYEE

By:

BENEFICIARY DESIGNATION

Pursuant to the terms of an Income Continuation Agreement between myself and Madison Gas and Electric Company, I hereby designate the following as beneficiary(ies) to receive any payments which may be due under such Agreement after my death.

PRIMARY BENEFICIARY DESIGNATION

(Only one may be named)

To receive, as applicable, the lifetime survivor benefit under Section 5 and to receive any payments remaining under the ten-year certain feature of my benefit upon my death:

(Name)

(Relationship)

SECONDARY BENEFICIARY(IES)

(More than one may be named)

To receive, in equal shares, any payments remaining under the ten-year certain feature of my benefit upon the later of my death and the death of my primary beneficiary:

(Name)

(Relationship)

(Name)

(Relationship)

(Name)

(Relationship)

This designation hereby revokes any prior designation which may have been in effect.

Employee

Date

MADISON GAS AND ELECTRIC COMPANY

By: